EXHIBIT 99.1

Enterprise Products Partners L.P.
[Company Logo]	P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Reports Second Quarter 2003 Results

        Houston, Texas (Thursday, July 31, 2003) - Enterprise Products Partners L.P. (NYSE: "EPD") today announced its financial results for the second quarter ending June 30, 2003.

        Net income for the second quarter of 2003 increased to $33.1 million, or $0.14 per unit on a fully diluted basis, compared to net income of $22.3 million, or $0.11 per unit on a fully diluted basis, for the second quarter of 2002. For the first six months of 2003, net income increased to $73.6 million, or $0.32 per unit on a fully diluted basis, versus net income for the first six months of 2002 of $5.1 million, or $0.01 per unit.

        Distributable Cash Flow for the second quarter of 2003 increased to $64.2 million from $38.1 million in the second quarter of 2002. Distributable Cash Flow provided 0.8 times coverage of the quarterly cash distribution rate of $0.3625 per unit declared for the second quarter of 2003 on common and subordinated units. Had the 10.0 million special units been eligible to participate in the cash distribution during this period, Distributable Cash Flow would have also provided 0.8 times coverage of the distribution on all units. Both the subordinated and special units will convert to common units on August 1, 2003.

        For the first six months of 2003, Distributable Cash Flow increased to $158.4 million, which provided 1.0 times coverage of the cash distributions declared on common and subordinated units and also on a fully diluted basis including the special units. Distributable Cash Flow for the first six months of 2002 was $75.9 million.

        “While our partnership reported increases in many financial measures for the second quarter, it was clearly a disappointing quarter that did not meet our expectations,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “The combination of a severe decrease in the demand for NGLs and propylene by the petrochemical industry (this industry accounts for approximately 75% of total demand for NGLs) and high natural gas prices relative to all other forms of energy for the entire quarter led to reduced profitability in our natural gas processing operations and a decrease in volumes in several of our fee-based businesses.”

        “We do not believe the performance of our partnership during the second quarter is indicative of our demonstrated ability to generate attractive and consistent cash returns on investment. We believe that the petrochemical industry’s low level of demand for NGLs in the second quarter cannot be sustained irrespective of the timing of improvements in the general economy. In fact, preliminary information for July indicates that the petrochemical industry’s demand for ethane and propane increased by approximately 64,000 BPD, or 8%, compared to the low levels of June. We believe industry demand could increase by another 50,000 to 100,000 BPD in August,” said Andras.

        “Periodically over the past three years, our businesses have been challenged by high natural gas prices and, in those periods, our partnership generated substantial cash flow from our fee-based businesses. We believe the performance of our assets will rebound with improvements in NGL demand. Our platform of assets is well situated to serve and benefit from increased natural gas and NGL production in the two most important basins in the United States, the deepwater Gulf of Mexico and the Rocky Mountains,” stated Andras.

        Enterprise reported revenue of $1.2 billion for the second quarter of 2003, a 54% increase from $786.3 million for the same period of last year. Gross operating margin increased 59% to $106.5 million for the second quarter of 2003 compared to $66.9 million for the second quarter of 2002. Operating income also increased to $66.3 million for the second quarter of 2003 compared to $39.9 million for the same period last year.

        Pipelines – Gross operating margin from the Pipeline segment increased to $72.0 million for the second quarter compared to $32.2 million for the second quarter of 2002. Net Pipeline volumes for the second quarter increased 86% to 1,567,000 equivalent barrels per day (“BPDE”) from 841,000 BPDE for the same period in 2002.

        The increase in Pipeline gross operating margin and volume was primarily attributable to the acquisition of the Mid-America and Seminole pipeline systems on July 31, 2002. These pipelines earned gross operating margin of $39.9 million on volumes of 759,000 barrels per day (“BPD”) in the second quarter of 2003. Volumes and margin for the second quarter were less than normal due to weak demand for NGLs and poor processing economics for a majority of the quarter, which caused natural gas processing plants in the Rocky Mountains to reduce the amount of NGLs extracted. This resulted in lower transportation volumes on both the Mid-America and Seminole pipeline systems. Net volumes on the two pipelines for the second quarter of 2003 were approximately 92,000 BPD, or 11%, below their historical second quarter of 2002.

        Excluding volumes associated with the Mid-America and Seminole pipelines, NGL and petrochemical pipeline volumes for the second quarter of 2003 increased by 7%, or 37,000 BPD, versus the same period in 2002. Contributing to the increase in volumes and margin were greater volumes of NGLs imported through the partnership’s terminal on the Houston Ship Channel and the Channel Pipeline system and an increase in volumes on the Lou-Tex Propylene and Lou-Tex NGL pipelines.

        Fractionation – Gross operating margin for the Fractionation segment increased to $35.9 million from $33.9 million for the second quarter of 2002. Gross operating margin from the NGL fractionation and butane isomerization businesses increased by a total of $6.2 million, which more than offset a decline in the gross operating margin in the propylene fractionation business.

        NGL fractionation volumes decreased by approximately 36,000 BPD to 201,000 BPD due to weak demand for NGLs and poor processing economics that reduced the amount of NGLs extracted from natural gas and available for fractionation. The effect of the decrease in volumes on gross operating margin was more than offset by gains from the periodic measurement of mixed NGLs in storage pending fractionation and from higher in-kind fees at the Norco fractionator.

        The butane isomerization business benefited from an increase in fees that more than offset the effect of a decrease in volumes. Butane isomerization volumes were 82,000 BPD in the second quarter of 2003 compared to 86,000 BPD in the same quarter of 2002.

        During the second quarter of 2003, gross operating margin from the propylene fractionation business was $3.7 million lower than the second quarter of 2002 due to abnormally weak demand for polymer-grade propylene by the petrochemical industry and lower unit margins on spot market fractionation arrangements. Propylene fractionation volumes for the second quarters of both 2003 and 2002 were 58,000 BPD.

        Processing – The Processing segment recorded gross operating margin of $2.7 million for the second quarter of 2003 compared to a loss of $1.2 million for the second quarter of 2002. Gross operating margin in 2002 included a $5.8 million charge for losses related to hedging activities, which were discontinued in 2002.

        During the second quarter of 2003, weak demand for NGLs and unfavorable gas processing economics reduced equity NGL production from 74,000 BPD in the second quarter of 2002 to 47,000 BPD in the second quarter of 2003. At full extraction rates, equity NGL production would have been approximately 75,000 BPD.

        “Thus far in the third quarter, we have seen a modest recovery in processing economics on the Gulf Coast, which has resulted in higher NGL extraction rates at some of our plants,” said Andras.

        Octane Enhancement – Enterprise’s Octane Enhancement segment includes its one-third ownership in a facility that currently produces MTBE, a high-octane additive for motor gasoline. Gross operating margin for this segment for the second quarter of 2003 was a loss of $3.2 million compared to a profit of $2.9 million for the same period in 2002. Net volumes for this segment were 3,000 BPD versus 6,000 BPD for the second quarter of 2002. The decrease in margin and volumes for the second quarter of 2003 were primarily attributable to a decrease in domestic demand for the additive due to the phase-out of MTBE from the motor gasoline pool in California and soft demand for reformulated motor gasoline in general.

        “We are beginning to see the first signs of the long-expected phase-out of MTBE for which we have been planning since California first announced its intentions of replacing MTBE with ethanol in March 1999. We are working with our partners in this facility, Sunoco and Devon Energy, on a feasibility study to convert the plant to an alternative purpose that will provide our partnership with an attractive return on investment and a new source of sustainable cash flow. The most likely use of the facility will be for the production of alkylate or iso-octane. We believe these high-octane additives will be needed in greater demand by the motor gasoline industry to offset the deficiencies of ethanol in gasoline,” stated Andras.

        “We will continue to produce MTBE when it is economical for the partnership to do so. While we do not expect the margins for this business to be as good as they were in 2002 and 2001, we believe there will be future opportunities to generate cash from this business,” continued Andras.

        Gross operating margin represents operating income before depreciation, amortization, lease expense for which Enterprise does not have the payment obligation, general and administrative expenses and gain or loss on sale of assets. Enterprise’s equity earnings from unconsolidated affiliates are included in gross margin. Pipeline volumes expressed in terms of BPDE are on an energy equivalent basis where 3.8 MMBtu of natural gas is equivalent to one barrel of NGLs. We have reconciled gross operating margin (a non-GAAP liquidity measure) to operating income.

        Several adjustments to net income are required to calculate distributable cash flow. These adjustments include: (1) the addition of non-cash expenses such as depreciation and amortization expense; (2) the addition of operating lease expenses for which the partnership does not have the payment obligation; (3) the addition of actual cash distributions received from unconsolidated affiliates less the related equity in income from unconsolidated affiliates; (4) other miscellaneous non-cash adjustments such as the addition of decreases or the subtraction of increases in the value of financial instruments related to hedging activities; and (5) the subtraction of sustaining capital expenditures. Distributable cash flow is before reserves established for the purpose of funding future expansion or sustaining capital expenditures; debt reduction and cash distributions to the limited partners and general partner. We have reconciled distributable cash flow (a non-GAAP liquidity measure) to cash flow from operating activities.

        EBITDA is defined as net income plus interest expense, provision for income taxes and depreciation and amortization amounts. Our measure of adjusted EBITDA excludes equity in income (loss) from unconsolidated affiliates but includes cash distributions from such investments. We have reconciled EBITDA (a non-GAAP liquidity measure) to cash flow from operating activities.

        Enterprise Products Partners L.P. is the second largest publicly traded midstream energy partnership with an enterprise value of approximately $6.5 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        Today, Enterprise will host a conference call to discuss second quarter earnings. The call will be broadcast live over the Internet at 10:00 a.m. Eastern Time and may be accessed by visiting the company’s website at www.epplp.com. Participants should access the “Investor Information” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

        This press release contains various forward-looking statements and information that are based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements. Although the Company and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for the Company's products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by the Company's facilities;

•	the failure of the Company's credit risk management efforts to adequately protect it against customer non-payment;

•	the failure to successfully integrate new acquisitions; and

•	terrorist attacks aimed at the Company's facilities.

        The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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Enterprise Products Partners L.P.
Statement of Consolidated Operations - UNAUDITED
For the Three and Six Months Ended June 30, 2003 and 2002
($ in 000s, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Revenue
Revenue from consolidated operations	$1,210,659	$786,257	$2,692,245	$1,448,311

Total Revenue	1,210,659	786,257	2,692,245	1,448,311
Costs and Expenses:
Operating costs and expenses	1,134,030	745,655	2,520,734	1,410,207
Selling, general and administrative	10,053	7,740	21,524	15,702

Total Costs and Expenses	1,144,083	753,395	2,542,258	1,425,909

Equity (loss) in income of unconsolidated affiliates	(228)	7,068	1,393	16,295

Operating Income	66,348	39,930	151,380	38,697
Other Income (Expense):
Interest expense	(33,280)	(19,032)	(75,191)	(37,545)
Dividend income from unconsolidated affiliates	1,794	1,242	4,395	2,196
Interest income - other	164	241	364	1,575
Other, net	(126)	142	(92)	224

Total Other Income (Expense)	(31,448)	(17,407)	(70,524)	(33,550)

Income before provision for taxes and minority interest	34,900	22,523	80,856	5,147
Provision for taxes	(476)	-	(3,605)	-

Income before minority interest	34,424	22,523	77,251	5,147
Minority interest	(1,319)	(203)	(3,641)	(30)

Net income	$33,105	$22,320	$73,610	$5,117

Allocation of Net Income to:
Limited partners	$28,028	$19,672	$64,396	$1,223

General partner	$5,077	$2,648	$9,214	$3,894

Per Unit data (Fully Diluted):
Net income per Common, Subordinated & Special Units	$0.14	$0.11	$0.32	$0.01

Average LP Common, Subordinated & Special Units
Outstanding (000s)	201,935	174,284	199,079	174,404

Other Financial data:
Operating activities cash inflow (outflow)	$(18,516)	$55,156	$133,033	$45,183
Investing activities cash inflow (outflow)	(39,056)	(35,170)	(112,149)	(431,655)
Financing activities cash inflow (outflow)	53,956	(47,123)	(15,728)	257,296
Distributable cash flow	64,218	38,147	158,438	75,854
Depreciation and amortization	28,205	17,402	67,466	35,349
Leases paid by EPCO	2,274	2,273	4,547	4,578
Distributions received from
unconsolidated affiliates	5,239	14,675	20,865	29,113
Non-cash income (loss) related to hedging
activities (mark-to-market valuations)	(5)	10,439	23	(19,702)
Sustaining capital expenditures	3,270	1,219	5,522	1,764
Total capital expenditures	30,662	9,643	54,497	26,755
Investments in and advances to (from)
unconsolidated affiliates	4,549	(615)	25,058	10,137
Total debt principal outstanding at end of period	1,879,000	1,222,000	1,879,000	1,222,000

Enterprise Products Partners L.P.
Operating Data - UNAUDITED
For the Three and Six Months Ended June 30, 2003 and 2002

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Gross Operating Margin by Segment ($000s):
Pipelines	$71,969	$32,190	$143,901	$58,230
Fractionation	35,871	33,853	64,918	64,858
Processing	2,685	(1,182)	32,641	(34,558)
Octane enhancement	(3,228)	2,877	(6,669)	5,883
Other	(814)	(834)	(1,870)	(1,225)

Total gross operating margin	$106,483	$66,904	$232,921	$93,188
Depreciation and amortization	27,844	16,963	55,502	34,199
Retained lease expense, net	2,274	2,273	4,547	4,578
Loss (gain) on sale of assets	(36)	(2)	(32)	12
Selling, general and administrative expenses	10,053	7,740	21,524	15,702

Operating income	$66,348	$39,930	$151,380	$38,697

Selected Volumetric Operating Data:
MBPD, net
NGL and petrochemical pipelines	1,295	499	1,332	518
NGL fractionation	201	237	218	226
Propylene fractionation	58	58	59	55
Isomerization	82	86	81	80
Equity NGL production	47	74	51	78
Octane enhancement	3	6	3	5

BBtus per day, net
Natural gas pipelines	1,033	1,300	1,033	1,262

Equivalent MBPD, net
NGL, petrochemical and natural gas pipelines	1,567	841	1,604	850

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures - Part I
(Dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Reconciliation of Non-GAAP “Total Gross Operating Margin” to
GAAP “Operating Income”
Operating Income	$66,348	$39,930	$151,380	$38,697
Adjustments to derive Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	27,844	16,963	55,502	34,199
Retained lease expense, net, in operating costs and expenses	2,274	2,273	4,547	4,578
Loss (gain) on sale of assets in operating costs and expenses	(36)	(2)	(32)	12
Selling, general and administrative costs	10,053	7,740	21,524	15,702

Total Gross Operating Margin	$106,483	$66,904	$232,921	$93,188

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and
GAAP “Operating Activities Cash Flows”
Net income	$33,105	$22,320	$73,610	$5,117
Adjustments to derive EBITDA:
Interest expense (including amortization component)	33,280	19,032	75,191	37,545
Provision for income taxes	476	-	3,605	-
Other depreciation and amortization	27,872	16,968	55,551	34,213

EBITDA	$94,733	$58,320	$207,957	$76,875
Reconciliation of “EBITDA” to “Operating Activities Cash Flows”:
Leases paid by EPCO, net (excluding minority interest portion)	2,251	2,253	4,502	4,534
Deferred income tax expense, net of provision for
current period income taxes	2,255	-	1,859	-
Changes in fair market value of financial instruments	5	(10,439)	(23)	19,702
Minority interest	(625)	203	1,696	30
Interest expense, net of amortization component	(32,947)	(18,598)	(63,276)	(36,409)
Equity in income of unconsolidated affiliates	228	(7,068)	(1,393)	(16,295)
Distributions received from unconsolidated affiliates	5,239	14,675	20,865	29,113
Net effect of changes in operating accounts	(89,619)	15,812	(39,122)	(32,379)
Loss (gain) on sale of assets	(36)	(2)	(32)	12

Operating Activities Cash Flows	$(18,516)	$55,156	$133,033	$45,183

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures - Part II
(Dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP
“Net Income” and GAAP “Operating Activities Cash Flows”
Net income	$33,105	$22,320	$73,610	$5,117
Adjustments to derive Distributable Cash Flow:
Leases paid by EPCO, net (excluding minority interest portion)	2,251	2,253	4,502	4,534
Minority interest in leases paid by EPCO	23	20	45	44
Equity in income of unconsolidated affiliates	228	(7,068)	(1,393)	(16,295)
Distributions received from unconsolidated affiliates	5,239	14,675	20,865	29,113
Loss (gain) on sale of assets	(36)	(2)	(32)	12
Proceeds from sale of assets	74	2	108	12
Sustaining capital expenditures	(3,270)	(1,219)	(5,522)	(1,764)
Changes in fair market value of financial instruments	5	(10,439)	(23)	19,702
Amortization in interest expense	333	434	11,915	1,136
Other depreciation and amortization	27,872	16,968	55,551	34,213
Other	(1,606)	203	(1,188)	30

Distributable Cash Flow	64,218	38,147	158,438	75,854
Reconciliation of “Distributable Cash Flow” to
“Operating Activities Cash Flows”:
Sustaining capital expenditures	3,270	1,219	5,522	1,764
Deferred income tax expense	2,731	-	5,464	-
Proceeds from sale of assets	(74)	(2)	(108)	(12)
Minority interest in income (loss) not included in
calculation of Distributable Cash Flow	981	-	2,884	-
Minority interest of General Partner in Operating
Partnership's allocation of leases paid by EPCO	(23)	(20)	(45)	(44)
Net effect of changes in operating accounts not
included in calculation of Distributable Cash Flow	(89,619)	15,812	(39,122)	(32,379)

Operating Activities Cash Flows	$(18,516)	$55,156	$133,033	$45,183